Exhibit (10.1)
March 25, 2020

Dan Draper
1257 W Wrightwood Avenue
Chicago, IL 60614

Dear Dan,

Congratulations on your new position as the Chief Executive Officer of S&P Dow Jones Indices LLC (“SPDJI”), reporting to Doug Peterson, Chief Executive Officer of S&P Global Inc. (S&P Global). We are delighted to have you on board and know you will be a great addition to our team! You will be starting in your position on June 1, 2020, but no later than July 1, 2020, or such other date as may be mutually agreed between you and the CEO of S&P Global.

You will be paid a base salary of $27,083.33 semi-monthly, based on an annualized salary of $650,000, less any required deductions. This position is Fair Labor Standards Act (FLSA) exempt and therefore not eligible for overtime pay.

In addition to your base salary, and subject to the approval of the SPDJI Board of Directors and of the Compensation and Leadership Development Committee of the S&P Global Board of Directors, your compensation as CEO of SPDJI will be as follows:

• You will receive a one-time bonus payment totaling $1,250,000, less any applicable deductions, of which $250,000 is payable within 90 days of your start date, $500,000 is payable on December 31, 2020 (or within 1 payroll period thereof), and $500,000 is payable on the anniversary of your start date (or within 1 payroll period thereof), provided you are continuously and actively employed through the first anniversary of your start date. You agree to repay to the Company any payments made before the first anniversary of your start date if, before that anniversary date, you voluntarily separate from S&P Global for reasons other than an Adverse Change in Conditions of Employment (as defined in the S&P Global Inc. Senior Executive Severance Plan (the “Severance Plan”) or are terminated for Cause (as defined in the Severance Plan).

• You will receive a one-time Restricted Stock Unit Award with a value of $1,275,000 in recognition of current unvested equity awards with your current employer, and based on documentation provided by you relating to unvested awards. This one-time award will vest over a three year period with 1/3 of the award vesting on the first, second, and third anniversary of the award. Dividend equivalents will be accrued during the award period and will be paid in cash, along with vested shares. Provided approval from the Compensation and Leadership Development Committee of the Board of Directors and any other necessary approval is obtained, this Restricted Stock Unit Award will be granted on the first business day of the month following your start date.

• You will be eligible to participate in the S&P Global Key Executive Short-Term Incentive Compensation Plan (the “STIC”) with a target incentive opportunity of $1,000,000, less applicable deductions. For the 2020 performance year you will be eligible for a full year (i.e., not prorated) award under the STIC . Actual payment under the STIC, if any, will be based on the degree of achievement of established Company and/or business unit objectives and your individual performance and contribution. Awards may be less than the communicated target and subject to your manager’s assessment of your performance. Please note that target opportunities and eligibility are not commitments to pay any award, as all payments under the STIC are discretionary. To receive a payment for the 2020 performance year and thereafter, you must be employed by S&P Global, or any of its business units, on the STIC payout date (bonuses under the STIC are payable on or before March 15 of the year following the performance year).

• You will also be eligible to participate in the S&P Global Inc. Stock Incentive Plan and the S&P Dow Jones Indices Long-Term Cash Incentive Plan (together, the “Long-Term Incentive Program”). Under the Long-Term Incentive Program, in 2020 you will be eligible to receive long-term incentive awards valued at $1,750,000, comprised of the following: (i) a long-term cash incentive award with a target value of $1,050,000 under the S&P Global Dow Jones Indices Long-Term Cash Incentive Plan, and (ii) S&P Global Performance Share Units (PSUs) with a target value of $490,000 and S&P Global Restricted Stock Units (RSUs) valued at $210,000, in each case subject to the necessary board approvals, the terms of the applicable long-term incentive plan and your acceptance of the applicable award documentation. Such grant is conditioned upon your start date occurring on or before July 1, 2020, or such other date as may be approved in writing by the CEO of S&P Global. The long-term incentive awards will be granted on the first business day of the month following your start date. For 2021 and thereafter, you will be eligible to receive a long-term incentive grant that, subject to board approval, will be in an amount to be determined by the CEO of S&P Global based on his or her evaluation of your performance.
The Company reserves the right to forfeit, recover or delay payment of awards pending the outcome of disciplinary procedures or investigations to matters that could be considered grounds for termination of employment or pay recovery as stated by the Pay Recovery Policy. Both short term and long-term performance awards are subject to claw backs. The recovery period starts at the beginning of each performance year (or upon hire) plus 24 months following the same performance period.

Please note that, as with all compensation and benefit plans, the Company reserves the right to amend and terminate incentive programs in its discretion.

As set forth in Attachment B hereto, the Company will provide you with Return Trips from Chicago to the tri-state area (New York, Connecticut, New Jersey) for the period of time stated in Attachment B. You will also be provided with 1 month of Temporary Housing as set forth in Attachment B, to assist you in your search for an apartment in New York. This Temporary Housing will be available to you when the New York office is available for your use and you are allowed to travel from Chicago to New York, or at such other time as may be agreed between you and the CEO of S&P Global. Between your start date and September 1, 2022 (or such other date as may be agreed between you and the CEO of S&P Global), if your family relocates to the tri-state area, you will receive relocation assistance as set forth in Attachment B in connection with such relocation. As also set forth in Attachment B, you agree to repay relocation expenses in the event that, prior to the first anniversary of the date of such relocation, you resign your employment for reasons other than an Adverse Change in Conditions of Employment (as defined in the Severance Plan) or your employment is terminated for Cause (as defined in the Severance Plan).

You will be eligible to receive all benefits routinely made available to all S&P Global employees at comparable levels. Also, you are subject to all eligible policies of S&P Global. You must enroll in all benefit plans within your first thirty days, and benefit coverage is retroactive to your hire date. Please click here to review information regarding the benefits available to employees of S&P Global.

Effective with your employment, you shall participate in the Senior Executive Severance Plan, which currently provides 12 months’ salary plus other benefits in the event of a “Qualified Termination of Employment”, as defined in and subject to the terms and conditions of, the plan.

You will be eligible to accrue 4 weeks of vacation in accordance with the terms of Company’s current vacation policy. Your vacation during the first year will be pro-rated based on your hire date.

In addition to the standard benefits, you will be entitled to the following perquisites:
• Annual Executive Physical Program

• First Class air travel
• Tax counseling and return preparation

Effective with your employment, you will participate in the Management Supplemental Death and Disability Plan, which provides for pre-retirement death benefits equal to two times your annual base salary. Should you become disabled while employed by S&P Global, you shall be provided with a monthly disability income benefit, as defined under the Plan and reduced by certain plan-specified offsets.

Please note that your offer of employment with S&P Global is contingent upon the successful completion of a background investigation, which will be administered by an independent third-party vendor, Sterling Talent Solutions. The investigation will include employment and education verification, as well as a criminal history and credit review.

As a new hire, and annually thereafter, you will be required to affirm that you have read and understand the S&P Global Code of Business Ethics (COBE). In addition, there are divisions of S&P Global (including S&P Dow Jones Indices) that require affirmations to a Code of Conduct, or Code of Business Ethics and a Securities Disclosure Policy. The purpose of the Codes of Ethics and the Securities Disclosure Policy are to establish guidelines reasonably designed to identify and prevent recipients from breaching any applicable fiduciary duties and to deal with other situations that may pose a conflict or potential conflict of interest. The Securities Disclosure Policy applies to employees and members of their Immediate Family. Employees and members of their Immediate Family will be required to use a Designated Broker(s) for all Securities trading. Employees and their Immediate Family are required to pre-clear personal Securities trades and a 30 day hold policy applies. In addition, employees or Immediate Family members will not be permitted to hold Securities that may pose a conflict of interest or the appearance of a conflict, including Securities on specific global Restricted Lists. Any questions relating to the "Codes" or the Securities Disclosure Policy should be directed to the Compliance team at 212−438−4218.

You and the Company agree to provide 60 days written notice of termination for reasons other than an Adverse Change in Conditions of Employment or Cause (as those terms are defined in the Severance Plan). This letter is not an offer of a contract of employment. It is the Company's policy that all employment is "at-will". This means either the employee or the Company may terminate employment for any reason at any time, subject only to the notice provision expressly stated above. No change in the "at-will" employment relationship is valid unless it is contained in a written agreement signed by an authorized officer of S&P Global.

Federal law requires U.S. employers to verify that all new employees are eligible to work in the United States pursuant to the Immigration Reform and Control Act of 1986. As a condition of your employment, as set forth by the Act, you will be required to provide proof of identity and employment authorization within three (3) days of your Start Date by completing the Form I-9. Shortly after offer acceptance, you will receive an email communication from the S&P Global Onboarding team with instructions on how to complete your pre-boarding tasks including updating personal information and I-9 requirements.

You acknowledge and agree that terms and conditions set forth in Attachment A (Agreement for the Protection of Company Interests) hereto are hereby incorporated into, and are part of, the terms and conditions of this offer letter. You acknowledge that you have reviewed and understand the terms of the Agreement for the Protection of Company Interests, and that by accepting this offer letter you are accepting the terms in Attachment A, including the non-competition, non-solicitation of clients, non-solicitation of employees, confidentiality and intellectual property ownership provisions.

You represent that you are free to enter into an employment relationship with the Company and to perform the services required of you. You also represent that you have disclosed to the Company and provided copies of any agreement you may have with any third party (such as a former employer) which may limit your ability to work for the Company, or which otherwise could create a conflict of interest with the Company. You further represent that you are not bound by any non-competition, non-disclosure, non-solicitation, or similar obligations, except for those contained in the written agreements you have provided to the Company. Finally, please understand that you are strictly prohibited from using or disclosing any confidential information or materials of any former employer or other third party to whom you have an obligation of confidentiality and from violating any lawful agreement that you may have with any third party.

You will receive an email requesting you to provide an e-signature to accept this offer. You must complete this step in order to move forward in the hiring process.

Dan, we are looking forward to you joining our team. In the meantime, if you have any questions please do not hesitate to call me.

Sincerely,

Dimitra Manis
Chief People Officer

Attachment A

Agreement for the Protection of Company Interests

By accepting the terms of employment with S&P Global Inc., including its divisions, subsidiaries and affiliates (collectively, “S&P Global” or the “Company”), as set forth in the offer letter to which this Agreement for the Protection of Company Interests (“Agreement”) is attached, you agree that, for good consideration stated herein, including but not limited to your employment and continued employment, your access to confidential information as an employee of the Company, and/or training provided by the Company, you and the Company agree as follows:

1. Acknowledgements. You acknowledge and agree that, in connection with your responsibilities as a senior executive with S&P Global, you have or will have, among other things, developed relationships and access to Confidential Information (defined below), in each case involving significant Company expense, that would provide you and/or a competitor with an unfair competitive advantage if you were to leave the Company and thereafter provide services to a competitor of S&P Global, misuse or divulge confidential information, or solicit clients or employees. You therefore agree that the post-employment restrictions contained in this Agreement: (a) are reasonably tailored to protect S&P Global’s legitimate business interests in light of your position and duties within the Company, the unique and valuable resources that S&P Global invests in your training; and (b) do not unfairly or unreasonably prohibit you from seeking and obtaining employment opportunities following employment with S&P Global and you intend that the post-employment restraints contained in this Agreement operate to the maximum extent.

2. Confidentiality. During the course of your employment with the Company, you will have access to non-public financial, proprietary, commercial, business and/or technical information relating to S&P Global (collectively, “Confidential Information”). In addition, you understand that the Company will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty by the Company to maintain the confidentiality of such information. You agree to keep confidential, both during and at all times after your employment, all Confidential Information and Third Party Information, and that you will not disclose any such information (except as required by applicable law or for the proper performance of your duties and responsibilities for the Company and subject to Section 5 below). You further agree to abide by your confidentiality obligations, both during and at all times after your employment, which apply under applicable law, which you acknowledge agreeing to in the Company’s Code of Business Ethics (the “COBE”), and which you may agree to under other applicable policies or agreements that you may accept or acknowledge as an employee of the Company.
3. Intellectual Property. You agree to assign, and hereby assign, all intellectual property rights all ideas, inventions and designs conceived or reduced to practice by you while employed and which: (a) result from any work performed by you for the Company, (b) relate to the Company’s then-existing business or demonstrably anticipated research or development, or (c) were made with the Company’s equipment, supplies, facilities or trade secret information. All such ideas, inventions and designs shall be disclosed on a timely basis to the Company and title to such inventions, ideas and designs, including all intellectual property rights, shall be owned by S&P Global.

4. Conflicts of Interest. During your employment with S&P Global, you acknowledge and agree that you have a duty of loyalty to the Company under applicable law, and that you will avoid engaging in activities that create a conflict of interest, as set forth in the COBE. You therefore agree that, during your employment with S&P Global, you will not, directly or indirectly, engage in business activities that compete with the Company, solicit Company clients to move S&P Global business or business opportunities to an entity other than the Company, or solicit Company employees to leave S&P Global.

5. Whistleblower Protections; Defend Trade Secrets Act. Notwithstanding anything to the contrary in this Agreement, including under Sections 2, 3 and 4, the COBE, or any other agreement with or policy of the Company, nothing in any of the Company’s policies or in any applicable employment agreement limits your ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”) or any other federal, provincial, state, local or other applicable governmental agency or commission (“Government Agency”) regarding possible legal violations, without disclosure to the Company. The Company may not retaliate against you for such communications and nothing herein requires you to waive any monetary award or other payment that you might become entitled to from the SEC or any other Government Agency. In addition, pursuant to the Defend Trade Secrets Act of 2016, you will not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and may use the trade secret information in the court proceeding, if you (x) file any document containing the trade secret under seal and (y) do not disclose the trade secret, except pursuant to court order.

6. Non-Competition. During the Restricted Period, as defined below, you agree not to, directly or indirectly, provide Restricted Services, as defined below, whether as an employee, worker, independent contractor, volunteer, director, owner, advisor, partner, or otherwise, to any entity that provides products or services that compete with any S&P Global products or services (such entity, a “Competitor”) within the Restricted Area, as defined below, except with prior written approval from the Company. Nothing herein shall prevent you from owning up to 2% interest in a publicly traded company which sells or engages in services that compete with S&P Global. In addition, nothing herein shall prevent you from acting as an officer, employee, agent, independent contractor or consultant to a Competitor which engages in multiple lines of business, one or more of which may compete with S&P Global products or services, if you have no direct or indirect involvement, participation, oversight or responsibility with respect to the unit, division, group, or other area of operations which cause such entity to be a Competitor.
a. The “Restricted Period” shall mean 12 months following the termination of your employment with the Company for any reason (the “Termination Date”).
b. “Restricted Services” shall mean services of any sort that relate to S&P Global products or services about which, during the 12 months prior to the Termination Date: (i) you or a person under your chain of command had responsibilities in the course of employment with the Company (including, without limitation, responsibilities relating to research and development, operations, provision of products or services, planning, marketing, sales, relationship management, compliance, risk, or finance), or (ii) you obtained confidential information.
c. The “Restricted Area” shall mean any country or countries in which S&P Global provides products or services that fall within the definition of Restricted Services, and in which S&P Global provided such services during the 12 months prior to the Termination Date.
d. Notice of Competition. You agree to provide the Company with at least thirty (30) days written notice before commencing any position that would involve your provision of Restricted Services to a Competitor during the Restricted Period, and to respond truthfully to any inquiry by S&P Global regarding your plans or opportunities to join a Competitor during the Restricted Period.

7. Non-Solicitation of Clients. During the Restricted Period (as defined above), you agree not to, either on your own account or on behalf of any other person, firm, company, organization or entity, directly or indirectly interfere with the relationship between S&P Global and any of its clients or prospective clients in the Restricted Area (as defined above) by directly or indirectly soliciting any client or prospective client with respect to Restricted Services (as defined above). This restriction shall only apply to clients or prospective clients with which you had business-related or business-sponsored contact in the 12 months preceding the Termination Date. For purposes of this Section 7, “prospective client” means any firm, company or person whose business or investment S&P Global has tried to solicit at any time during the 12 months before the Termination Date and to whom, during that period, you have made a presentation or a pitch, and/or with whose potential custom, investment or business you were personally concerned at any time during that period, and/or in respect of whom you had access to confidential information as of the Termination Date.

8. Non-Solicitation of Employees. During the Restricted Period (as defined above), you agree not to, either on your own account or on behalf of any other person, firm, company, organization or entity, directly or indirectly participate in poaching, recruiting or soliciting any S&P Global employee in the Restricted Area (as defined above) to leave S&P Global, provided that, in the 12 months preceding your Termination Date, you had substantial contact or business dealings with such employee, direct or indirect management authority over such employee, and/or access to confidential information about such employee.

9. Enforcement and remedies. You acknowledge and agree that any breach or threatened breach of this Agreement is likely to cause S&P Global substantial and irreparable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, you agree that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach without posting a bond and the right to specific performance of the provisions of this Agreement, and you hereby waive the adequacy of a remedy at law as a defense to such relief.

10. Miscellaneous.
a. Disclosure of this Agreement. You agree to notify any entity with whom you discuss the possibility of an employment relationship of the terms and existence of this Agreement.
b. Successors and assigns. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business; provided, however, that your obligations are personal and shall not be assigned by you. You expressly consent to be bound by the provisions of this Agreement for the benefit of the Company or any S&P Global entity to whose employ you may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.
c. Severability. In case any provision of this Agreement shall be invalid, illegal, or otherwise unenforceable, the validity, legality, and enforceability of the remaining provisions shall in no way be affected or impaired thereby.
d. Waivers. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.
e. Governing law. This Agreement shall be governed by and construed in accordance with the laws of New York (without reference to the conflicts of laws provisions thereof). Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court in the state of New York (or, if appropriate, a federal court located within New York), and the Company and you each consent to the jurisdiction of such a court.
f. Entire agreement; amendment. This Agreement supersedes all prior agreements, written or oral, between you and the Company relating to the subject matter of this Agreement, except it does not supersede or amend any prior restrictive covenants, including, without limitation, restrictive covenants relating to non-competition, non-solicitation or non-service of clients and potential clients, non-solicitation of employees, and confidentiality. You acknowledge and agree that: (i) any prior agreements containing post-employment restrictive covenants continue in full force and effect, that you understand that the scope of such covenants may differ from those herein, (ii) you understand all of the obligations to which you have agreed, and (iii) all such obligations are reasonable for the protection of the Company’s and S&P Global’s legitimate business interests. This Agreement may not be modified, changed, or discharged in whole or in part, except by an agreement in writing signed by you and the Company.
g. No term of employment. Nothing herein implies the existence of a term of employment, or alters the “at-will” relationship of your employment.
h. Captions/Section Headings. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit, or affect the scope or substance of any section of this Agreement.
The terms of this Attachment A are incorporated into and part of the offer letter to which it is attached (the “Offer Letter”). By accepting the terms of the Offer Letter, the parties represent that they understand and accept the terms of this Agreement.

Attachment B

US RELOCATION BENEFITS
Current Location: Chicago
Destination Location: New York City (tri-state area of New York, Connecticut, New Jersey)
Anticipated Date of Relocation: On or before September 1, 2022

The Company has retained Cartus as its US relocation vendor to provide its employees with all of the relocation-related services and coordination associated with S&P’s Global Mobility programs. Cartus will be authorized to contact you and arrange for the benefits outlined herein. Note that receipts must be presented to Cartus for reimbursement.

Return Trips
You will be reimbursed for up to two trips per month between your Destination Location to your Current Location as follows:
1. Round trip business class for you
2. Ground transportation to/from airports
Return Trip reimbursements will end upon the earlier of your family’s relocation to the tri-state area or September 1, 2022 (which date may be extended by agreement in writing by the S&P Global CEO).

Temporary Housing
The Company will provide a one-bedroom temporary housing accommodation for up to 30 days in the Destination Location. All other expenses (meals, transportation, etc.) are your responsibility.

All Relocation Benefits below are conditioned upon your family’s relocation to the Destination Location on or before September 1, 2022 (which date may be extended by agreement in writing by the S&P Global CEO).

Home Finding Assistance
You will be reimbursed for a home finding trip as follows:
1. One trip for a total of 7 days for you and your spouse/partner
2. Lodging and meals
3. Rental car (mid-size)
4. Childcare (if applicable)
5. As the Destination Location is greater than 400 miles from your Departure Location, in addition to the above, you will receive reimbursement for round trip business class airfare
Receipts must be submitted to Cartus for expense reimbursement

Departure Location Home Marketing and Sale Assistance
Professional assistance for the sale of your primary residence in the Departure Location will be provided by Cartus as follows:

Home Marketing Assistance
1. Cartus will order two Broker Market Analyses (BMAs) immediately.
2. The Most Likely (Probable) Sales Price listed on the two BMAs will be averaged together and the home will be listed at no more than 105% of this average.
3. The Most Likely (Probable) Sales Price listed on the BMAs must be within 5% of each other or a third BMA is ordered and the two closest values will be averaged together.
4. Cartus will assist with a marketing strategy.

Home Sale Assistance
1. If a bona fide offer has not been secured by day 120 of the marketing period, Cartus will order two appraisals and inspections.
2. The Company will reimburse the real estate agent’s commission (up to 6%), miscellaneous closing costs and legal fees that are typically the seller’s responsibility provided the transaction is completed on or before the anniversary or your Date of Hire.

Destination Location New Home Purchase Assistance
If you own and sell your primary residence in the Departure Location within one year of your relocation date, you will be reimbursed for normal and customary expenses when purchasing a residence in the Destination Location as follows:
1. Reimbursement includes up to 2% for loan origination fees/discount points.
2. Closing costs incurred following the completion of purchase will be reimbursed provided the transaction is completed on or before the anniversary of your Date of Hire.

Duplicate Housing Cost
If you close on a home in the Destination Location before closing on your home in the Departure Location, duplicate housing expenses will be reimbursed on the home with the lowest costs for a maximum of one month based on interest on first mortgage only, real estate taxes and insurance.

Movement of Household Goods
A professional van line will be selected and coordinated by Cartus.
1. The van line will pack, load, transport, and unload goods, including normal appliance servicing.
2. The Company will provide:
a. Full unpacking services
b. Storage for up to 30 days
c. Valuation coverage up to $100,000
d. Shipment of up to two automobiles one-way to the Destination location

Final Trip to Destination Location
The Company will reimburse en route expenses from the Departure Location to the Destination Location incurred by you and your family. Reimbursable expenses include:
1. Airfare (reimbursed if the distance to Destination Location is >400 miles one-way)
2. Lodging
3. Meals
4. Mileage
5. Parking and tolls
You must travel a minimum of 400 miles per day by the most direct route.

Miscellaneous Expenses
You will be reimbursed for miscellaneous expenses not provided elsewhere in this Attachment up to a maximum $10,000. Examples for eligible reimbursement are:
1. Cancellation of club/gym memberships
2. Cancellation of cable, utilities
3. Charges for connection or disconnection of appliances
4. Automobile licenses, registration
5. Excess luggage fees
Receipts must be submitted for reimbursement.

Tax Liability
Please be advised that the benefits provided under this Attachment B may constitute taxable income and will be reported as called for by applicable law.

Repayment Agreement
You are expected to remain with the Company for one year from the date on which your family relocates to the tri-state area (New York, Connecticut, New Jersey). If, prior to the expiration of that one-year period, you resign your employment for reasons other than an Adverse Change in Conditions of Employment (as defined in the Severance Plan) or your employment is terminated for Cause (as defined in the Severance Plan), then relocation benefits will cease immediately and you agree to repay all relocation expenses previously reimbursed or paid by the Company within 30 days of the termination of your employment, and you acknowledge and agree to the Company’s deduction of such amounts from any remaining payments owed to you, including, without limitation, any unpaid compensation and wages (subject to applicable law).